Exhibit 10.6
REDWOOD TRUST, INC.
CHANGE IN CONTROL SEVERANCE PLAN

    Redwood Trust, Inc., a Maryland corporation (the “Company”), has adopted this Redwood Trust, Inc. Change in Control Severance Plan, including the attached Annexes and Exhibit (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to Participants in connection with qualifying terminations of employment.

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

I.1“Base Compensation” means the Participant’s annual base salary or wage rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

I.2“Board” means the Board of Directors of the Company.

I.3“Cash Severance” means the Cash Severance, determined in accordance with Exhibit A attached hereto.

I.4“Cause” means the occurrence of any one or more of the following events:

(a)the Participant’s failure to competently perform the Participant’s job or duties to the Company, or any of its subsidiaries or affiliates, as reasonably determined by the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant;

(b)any act of negligence or misconduct by the Participant that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company, any of its subsidiaries or affiliates, or any of its or their business affairs, reputation, counterparties, employees, agents or vendors;

(c)the Participant’s breach of any fiduciary duty or obligation to the Company or any of its subsidiaries or affiliates;

(d)(A) the Participant’s breach of any Company policy, or any policy of any of its subsidiaries or affiliates (including any code of conduct or harassment policies), which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its subsidiaries or affiliates or (B) any breach by the Participant of an agreement with the Company or any of its subsidiaries or affiliates;

(e)the Participant’s commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude;

(f)the Participant’s theft, misappropriation, or embezzlement, or attempted theft, misappropriation, or embezzlement, of money or tangible or intangible assets or property of the Company, any of its subsidiaries or affiliates, or any of its or their employees, customers, clients, or others having business relations with any of them;

(g)any act of moral turpitude, dishonesty, or similar behavior by the Participant injurious to the interests, property, operations, business or reputation of the Company or any of its subsidiaries or affiliates; or

(h)the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information of the Company, any of its subsidiaries or affiliates, or pertaining to any of their business or operations.
I.5“Change in Control” shall have the meaning set forth on Annex I attached hereto.
I.6“CIC Protection Period” means the 12-month period beginning upon a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.

I.7“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

I.8“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

I.9“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

I.10“Date of Termination” means the effective date of the termination of the Participant’s employment.

I.11“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.

I.12“Good Reason” means the occurrence of any one or more of the following events, without the Participant’s prior written consent:

(a)a material reduction (at the direction of the Company) in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity or other long-term incentive award opportunities, and benefits) if such a reduction is not linked to the performance of the Company or one or more of its business units or subsidiaries or made in proportion to an across-the-board reduction for all similarly-situated employees of the Company or the applicable business unit or employing subsidiary; or
(b)the relocation of the Participant’s principal Company office to a location more than 25 miles from its location as of the date of the Participant’s Participation Notice, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company or any of its subsidiaries or affiliates.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

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I.13“Participant” means each Employee who is selected to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

I.14“Participation Notice” shall have the meaning set forth in Section 3 hereof.

I.15“Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary, as applicable, by the Company or a subsidiary, as applicable, without Cause, or by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.

I.16“Release” shall have the meaning set forth in Section 4.3 hereof.

I.17“Severance Benefits” means the severance payment which a Participant may become entitled pursuant to Section 4.2 of the Plan and Exhibit A attached hereto.

2.    Effectiveness of the Plan; Notification. The Plan shall become effective on November 3, 2020. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan.

3.    Administration. Subject to Section 12.3 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, only the Administrator or the Company’s Chief Executive Officer may determine the Participants and any such Participant’s applicable Severance Benefits in accordance with Exhibit A, and shall provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator and/or the Company’s Chief Executive Officer may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

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4.    Severance Benefits.

4.1Eligibility. Each Employee who qualifies as a Participant and who experiences a CIC Termination is eligible to receive Severance Benefits under the Plan.
1.2CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.3 hereof, and subject to any additional requirements specified in the Plan, then the Company shall pay to the Participant an amount equal to the Cash Severance determined in accordance with Exhibit A attached hereto, to be paid in a lump sum no later than the 60th day following the Date of Termination in accordance with the Company’s normal payroll practice.

1.3Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims and separation agreement containing restrictive covenants substantially in the form prescribed by the Company (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven-day period.

5.    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6.    Section 409A.

6.1General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a

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lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.    Limitation on Payments. If the Severance Benefits due under this Plan to a Participant, together with all other payments and benefits that the Participant receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an “excess parachute payment” for purposes of Code Section 280G, the Severance Benefits otherwise due to the Participant under this Plan will either (i) be delivered in full or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section Code 280G (and therefore, no portion thereof will be subject to the excise tax imposed under Code Section 4999), whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the excise tax imposed under Code Section 4999, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Code Section 4999. Unless otherwise specified in writing by the Participant, in the event that the payments and/or benefits are to be reduced pursuant to this Section 7, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Participant as a result of this Section 7 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 7 shall be made by the Company’s independent public accounting firm (or such other nationally recognized public accounting firm as may be selected by the Company) which shall provide detailed supporting calculations to the Company within 15 business days of the receipt of notice from the Company that there

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has been a payment or benefit subject to this Section 7, or such earlier time as is requested by the Company.

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8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9.    Successors.

9.1Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11.    Covenants.

11.1Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-disparagement) contained in an any agreement between the Participant and the Company, as well as the restrictive covenants set forth on Annex II attached hereto.

11.2Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

12.    Miscellaneous.

12.1Entire Plan; Relation to Other Agreements.  The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof.  Severance Benefits payable under the Plan are not intended to duplicate any other cash severance benefits payable to a Participant by the Company.  By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior

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agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any cash severance arrangement contained in an effective employment agreement or employment letter agreement by and between the Participant and the Company (and/or any subsidiary)).

12.2No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

12.3Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. From and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.

12.4Survival. Section 7 (Limitation on Payments) and Section 11 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

12.5Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

12.6Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

12.7Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

12.8Applicable Law. To the extent that state law is applicable, the statutes and common law of the State of Maryland, excluding any that mandate the use of another jurisdiction’s laws, will apply.

12.9Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

12.10Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

12.11Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

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12.12Unfunded Plan. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

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    I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Redwood Trust, Inc. on November 3, 2020.

Signature: /s/ Andrew P. Stone

Name: Andrew P. Stone

Title: Executive Vice President & General Counsel

EXHIBIT A
CALCULATION OF SEVERANCE AMOUNTS

Participation Level	Cash Severance
Managing Director	150% of Base Compensation + $10,000

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ANNEX I – DEFINITION OF “CHANGE IN CONTROL”
“Change in Control” refers to the occurrence of any of the following:
(a)    A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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ANNEX II – RESTRICTIVE COVENANTS
Non-Disparagement. While providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.
Non-Solicitation. While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. While providing services to the Company and thereafter, the Participant shall not use any confidential information or trade secret of the Company or its subsidiaries or Affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
Confidentiality. The Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the Participant shall immediately give the Company’s General Counsel written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: General Counsel).
Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any

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information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).